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                                                           EXHIBIT 12

        SOUTHWESTERN BELL CORPORATION
        COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
        Dollars In Millions

                                                           YEAR ENDED DECEMBER 31,

                                                  1994          1993          1992          1991          1990

        Income Before Income Taxes,
         Extraordinary Loss and Cumulative
         Effect of Changes in Accounting
         Principles*                        $  2,300.0    $  1,882.9    $  1,701.2    $  1,557.0    $  1,541.4
          Add: Interest Expense                  480.2         496.2         530.0         577.7         529.7
              1/3 Rental Expense                  41.8          41.0          45.1          37.5          43.4


          Adjusted Earnings                 $  2,822.0    $  2,420.1    $  2,276.3    $  2,172.2    $  2,114.5


        Total Interest Charges              $    480.2    $    496.2    $    530.0    $    577.7    $    529.7
        1/3 Rental Expense                        41.8          41.0          45.1          37.5          43.4


          Adjusted Fixed Charges            $    522.0    $    537.2    $    575.1    $    615.2    $    573.1


        Ratio of Earnings to Fixed Charges        5.41          4.51          3.96          3.53          3.69




        *Undistributed earnings on investments accounted for under the equity method have been excluded.

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